ASSET PURCHASE AGREEMENT

between

IIT RESEARCH INSTITUTE

and

BEAGLE HOLDINGS, INC.

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (“Agreement”) is made as of June 4, 2002, by and between Beagle Holdings, Inc., a Delaware corporation (“Purchaser”) and IIT Research Institute, a not-for-profit Illinois corporation (“Seller”) controlled by the Illinois Institute of Technology, a not-for-profit Illinois corporation (“IIT”).

PREAMBLE

     WHEREAS, Seller is engaged, directly and indirectly through wholly-owned subsidiaries, in providing advanced technological and scientific services in the fields of research and development, engineering, and ordnance and explosive waste remediation, for governmental and private sponsors (collectively, “Seller’s Business”).

     WHEREAS, Seller intends to monetize certain of the assets of Seller’s Business thereby freeing up additional funds that may be used directly in pursuit of its charitable research and educational programs.

     WHEREAS, Purchaser has been established as a for-profit corporation to purchase assets from the Seller and operate businesses utilizing these assets;

     WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the assets, rights and liabilities pertaining to Seller’s Business with the exception of (i) the Retained Assets defined and specified in Section 3.01 below, and (ii) the Retained Liabilities defined and specified in Section 3.02 below. The assets and rights of Seller in the Seller’s Business (other than the Retained Assets), all of which are to be transferred to Purchaser hereunder, are referred to collectively as the “Transferred Assets”, and that portion of the Seller’s Business other than the Retained Assets and Retained Liabilities is referred to as the “Transferred Business”.

     NOW, THEREFORE, Purchaser and Seller (collectively, the “Parties”), intending to be legally bound, hereby agree as follows:

ARTICLE I

SALE AND PURCHASE AND TRANSFER OF ASSETS

     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Date (as hereinafter defined in Article XI), Seller will sell, convey, assign, transfer and deliver to Purchaser, free and clear of all liens, encumbrances and adverse charges of any nature except for Permitted Liens as defined in Section 5.18 below, and Purchaser will purchase and acquire from

Seller, all of Seller’s right, title and interest in and to the Transferred Assets, wherever located, including the following (in each case, except for the Retained Assets as specified in Section 3.01 below):

         Section 1.01; Real Property: all real property interests of Seller, including all parcels and tracts of land in which Seller has a leasehold estate and all real property operated or used by Seller, and all buildings, structures, fixtures and other improvements located thereon and all easements and appurtenances thereto, including those listed on Schedule 1.01;

         Section 1.02; Tangible Personal Property: all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than inventories, as referred to hereinafter) of every kind owned or leased by Seller, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto, existing as of the date hereof, including those listed in Schedule 1.02 attached hereto, less any such assets disposed of between the date hereof and the Closing Date in the ordinary course of business, and plus any such assets acquired prior to the Closing Date;

         Section 1.03; Accounts Receivable; Cash: (i) all trade accounts receivable and other billed and unbilled rights to payment from sponsors of Seller (“Accounts Receivable”) pertaining to the Transferred Business and the Life Sciences Operation (as defined in Section 3.01 below), and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable pertaining to the Transferred Business and the Life Sciences Operation representing amounts receivable in respect of goods shipped, products sold or services rendered to sponsors of Seller, (ii) all other accounts, bank accounts, or notes receivable of Seller pertaining to the Transferred Business and the Life Sciences Operation and the full benefit of all security for such accounts, bank accounts, or notes, (iii) any claim, remedy or other right related to any of the foregoing, and (iv) all cash and cash equivalents, marketable securities and short-term investments (collectively, “Cash”) of Seller pertaining to the Transferred Business and the Life Sciences Operation, each (i) through (iv) existing as of the Closing Date;

         Section 1.04; Inventories: all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods existing as of the date hereof, less any such inventories disposed of between the date hereof and the Closing Date in the ordinary course of business, and plus any such inventories acquired prior to the Closing Date;

         Section 1.05; Seller’s Contracts: all of Seller’s contracts, orders and proposals and all outstanding offers or solicitations made by or to Seller to enter into any contracts, including those sponsor, teaming, research and development and license agreements listed in Schedule 1.05 attached hereto, which Schedule shall be updated as of the Closing Date (collectively, “Seller Contracts”), and including any positive rate adjustments with respect to such Seller’s Contracts;

         Section 1.06; Governmental Authorizations: any consent, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any

Governmental Body or pursuant to any law and all pending applications therefor or renewals thereof, in each case to the extent transferable to Purchaser; “Governmental Body” meaning any (i) nation, region, state, county, city, town, village, district or other jurisdiction, (ii) Federal, State, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (iv) multinational organization, (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature, or (vi) official of any of the foregoing;

         Section 1.07; Intellectual Property: all Federal, State and foreign registered and unregistered trademarks, service marks, trademark and service mark registrations, trade names, model designations, copyrights, copyright registrations, patents, patent registrations, applications for any of the above, and any other intellectual property used in connection with the Transferred Business, as well as all goodwill of the Transferred Business (collectively, “Seller Intellectual Property Rights”), including those listed in Schedule 1.07 attached hereto, which Schedule shall be updated as of the Closing Date;

     Section 1.08; Insurance: all rights and interests of Seller pertaining to the Transferred Business and Assumed Liabilities under each insurance policy (including any dividends and retroactive positive premium adjustments on such policies) under which Seller or any of the Transferred Assets or Assumed Liabilities is or has been insured (collectively, the “Insurance Policies”), including those listed on Schedule 1.08 attached hereto, which Schedule shall be updated as of the Closing Date;

         Section 1.09; Software: all of the computer software and programs owned by Seller together with the source code and application methodology therefor used in the Transferred Business, together with all available instruction manuals relating thereto (collectively, “Seller’s Software”);

         Section 1.10; Prepaid Expenses: all prepaid expenses and deposits relating to the Transferred Business made by or on behalf of Seller, including those listed on Schedule 1.10 attached hereto;

         Section 1.11; Interests in Other Companies: all capital stock of corporations, interests in limited liability companies, partnership interests and joint ventures and interest in any other business entities owned by Seller as listed on Schedule 1.11 attached hereto; and

         Section 1.12; Other Assets: all other assets of the Seller or of any of its Affiliates (as defined hereinafter) held for or otherwise relating to the Transferred Business (other than the Retained Assets described in Section 3.01 below), as at the Closing Date, including those of a type described in Sections 1.01 through 1.11 above, regardless whether such assets are listed in the Schedules referred to therein, and further including all goodwill, engineering drawings, design data, correspondence, credit, sales and other records, all financial statements, general journals and all other books and records (except corporate minute books, income tax records and other books and records that Seller is required by law to retain in its possession), computer printouts, production software programs, source codes, files, vendor lists, price sheets, distribution and marketing information, advertising materials, stationery, catalogues, brochures, trade show exhibits, sales and other literature, tax refunds, plates, supplies, personnel files of employees, labels and trade rights, inventions, discoveries, manufacturing data, improvements, processes, formulae (secret or otherwise), proprietary rights and data, trade secrets, ideas, and know-how, whether patentable or not, and all shop rights of Seller or of any of its Affiliates held for or otherwise relating to the Transferred Business. For the purposes of this Agreement, the term “Affiliate” shall have the meaning attributed to it in Rule 144 of the rules of the Securities and Exchange Commission adopted pursuant to the Securities Act of 1933, as amended.

ARTICLE II

ASSUMPTION OF LIABILITIES

         Effective as of the Closing Date and subject to the terms and conditions set forth in this Agreement, Purchaser will assume and agree to discharge all liabilities of Seller arising out of the Transferred Business, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, whether or not determined or determinable (“Liabilities”) which were incurred after October 1, 1997 and were not fulfilled, settled or waived prior to the Closing Date, but excluding all Retained Liabilities as defined and specified in Section 3.02 below (collectively, the “Assumed Liabilities”). The Assumed Liabilities include the following, in each case except for Retained Liabilities as specified in Section 3.02 below:

         Section 2.01; Trade Creditors: all Liabilities of Seller to trade creditors for accounts payable which arose in the ordinary course of business with respect to the Transferred Business for goods or services actually received by the Seller or its subsidiaries after October 1, 1997 and prior to the Closing Date;

         Section 2.02; Employees: except as provided in Section 7.09, all Liabilities of Seller with respect to (i) Transferred Employees (as defined in Section 7.09.1 below) incurred or arising from acts or omissions after October 1, 1997, (ii) employees of Seller engaged in the Transferred Business whose employment was terminated prior to the Closing Date (“Terminated Employees”) incurred or arising from acts or omissions between October 1, 1997 and the Closing Date (even if asserted after the Closing Date), and such Liabilities in (i) and (ii) above shall include but not be limited to Liabilities assumed by Purchaser as described in Section 7.09 and Liabilities incurred or arising from acts or omissions in said time periods (A) under Seller’s Welfare Plans (as defined in Section 5.12.1 below), (B) for accrued vacation, sick leave, holiday pay or other compensation, and (C) for employment discrimination, unemployment benefits and wrongful termination claims arising from employment by Seller in the Transferred Business, but notwithstanding the foregoing, Purchaser shall not assume any Liabilities under or relating to any employment agreements that are to be terminated under Section 7.09.1 below.

         Section 2.03; Contracts: all Liabilities of Seller which arose after October 1, 1997 and prior to the Closing Date or which arise after the Closing Date under Seller’s Contracts;

    Section 2.04; Existing Claims: all Liabilities of Seller for workers compensation, general liability, product liability and automobile liability claims which have been made against Seller with respect to the Transferred Business (but not paid) after October 1, 1997 and prior to the Closing Date or which arise after the Closing Date as a result of events occurring in the Transferred Business after October 1, 1997 and prior to the Closing Date, and all Liabilities arising out of any retroactive premium adjustments assessable against the Seller for any insurance policies in effect at the Closing Date, if the adjustments result from events occurring in the Transferred Business after October 1, 1997 and before the Closing Date;

         Section 2.05; Previous Business of Seller first engaged in after October 1, 1997: all Liabilities of Seller arising out of any business or operation which Seller first engaged in after October 1, 1997, but which is not part of Seller’s Business at the date hereof; and

         Section 2.06; Transaction Liabilities: all Liabilities (including any Liabilities under applicable federal and state securities laws) of Seller arising in connection with the investment election offered to employees of Seller to acquire a beneficial interest in Purchaser’s common stock by investing their eligible rollover or transfer funds in certain Seller’s Plans (as defined in Section 5.12.1 below) in the employee stock ownership plan established by Purchaser (“ESOP”), or any other act or omission of Purchaser (or its officers or key managers) that results, directly or indirectly, in a Liability to Seller in connection with such election.

ARTICLE III

RETAINED ASSETS AND RETAINED LIABILITIES

         Section 3.01; Retained Assets: The following assets of Seller (collectively, the “Retained Assets”) are not subject to the sale and purchase contemplated by this Agreement, are excluded from the Transferred Assets, and shall be retained by Seller (and if an asset which by its nature, function or purpose is a Retained Asset mistakenly is shown on a Schedule referred to in Section 1 above, such asset still shall be deemed to be a Retained Asset and shall be excluded from the Transferred Assets and shall be retained by Seller):

         (a)    except as set forth in Section 1.03, all right, title and interest of Seller in all property and assets (other than Cash and Accounts Receivable), wherever located, and in all contracts, leases, licenses and agreements, each used only in Seller’s activities in the field of contract research in toxicology, microbiology and immunology (“Life Sciences Operation”), which property and assets include those listed in Schedule 3.01(a);

         (b)    the real property interest of Seller in the real estate described in Schedule 3.01(b)-1, including all buildings, structures, fixtures and other improvements located thereon (“Chemistry Building”), the real property interest of Seller in the real estate described in Schedule 3.01(b)-2, including all buildings, structures, fixtures and other improvements located thereon (“INFAC Building”), the real property interest of Seller in the real estate described in Schedule 3.01(b)-3, including all buildings, structures, fixtures and other improvements located thereon (“KOP”); and the real property interest of Seller in the real estate described in Schedule

3.01(b)-4, including all buildings, structures, fixtures and other improvements located thereon (“Life Sciences Building”);

         (c)    all right, title and interest of Seller under the IIT/IITRI Facilities/Security Services Agreement dated January 1, 2001, between Seller and IIT relating to the Chemistry Building, the INFAC Building and the Life Sciences Building;

         (d)    all right, title and interest of Seller in all of Seller’s Plans except as set forth in Section 7.09 below;

         (e)    all corporate minute books, income tax records and other books and records that Seller is required by law to retain in its possession;

         (f)    subject to Section 7.05(b) below, Seller’s title to the Cooperative Agreement with the U.S. Army Aviation and Missile Command, Redstone Arsenal, Alabama, regarding the Electronic Circuit Board Manufacturing Development Center (the “Redstone Arsenal Agreement”);

         (g)    all rights of Seller under this Agreement or any of the ancillary agreements to which Seller is a party;

         (h)    all right, title and interest of Seller to the trademarks “IIT Research Institute” and “IITRI”; and

         (i)    any interest of Seller in the Indian company Illinois Institute of Technology (India) Private Limited.

         Section 3.02; Retained Liabilities: The Retained Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” will mean each of the following Liabilities and only the following Liabilities:

         (a)    any Liability arising out of or relating to any Retained Asset except those Liabilities assumed by Purchaser pursuant to Section 2.02;

         (b)    any Liability for Taxes (as defined in Section 5.14) arising with respect to Seller, the Transferred Business or any of the Transferred Assets for any and all periods ending at, or prior to, the Closing Date;

         (c)    any Liability of Seller to IIT or its Affiliates, including any Liability of Seller to pay, grant, distribute, deliver or transfer to IIT or otherwise apply all or any part of the consideration received under this Agreement;

         (d)    any Liability arising from Seller, or any Affiliate of Seller, contributing to or maintaining, or having contributed to or maintained, or having any obligation to contribute to or maintain any multiemployer plan as that term is used in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

         (e)    any Liability of Seller to Purchaser under this Agreement or any other document executed in connection herewith;

         (f)    any Liability of Seller arising out of or related to any business or operation which Seller engaged in prior to October 1, 1997 but which is not part of Seller’s Business at the date hereof;

         (g)    any Liability of Seller (whether or not related to or arising from the Transferred Business) which arose before October 1, 1997 or which arose or arises after October 1, 1997 as a result of events occurring prior to October 1, 1997;

         (h)    any Liability of Seller not directly related to the operation of the Transferred Business (except as set forth in Section 2.05);

         (i)    any Liability with respect to employees of Seller other than as described in Section 2.02 above, including all Liabilities that are described in Section 7.09 below as being the responsibility of Seller;

         (j)    any Liability relating to or arising under any of Seller’s Plans (as defined in Section 5.12.1 below) except for any of Seller’s Plans expressly assumed and continued by Purchaser in accordance with Section 7.09; and

         (k)    any Liability based upon Seller’s acts or omissions occurring after the Closing Date.

ARTICLE IV

PURCHASE PRICE AND PURCHASE PROCEDURES

         Section 4.01; Purchase Price. The purchase price to be paid by Purchaser to Seller in consideration for the transfer of ownership in the Transferred Assets under this Agreement shall be $ 119,100,000 (One Hundred Nineteen Million and One Hundred Thousand Dollars), subject to Section 4.02 below (the “Purchase Price”), plus Purchaser’s assumption of the Assumed Liabilities. Except as set forth in Sections 4.02 below, the Purchase Price shall be paid to Seller on the Closing Date by delivery of:

         (i) $ 56,000,000 (Fifty-Six Million Dollars) in immediately available funds paid by wire transfer (the “Cash Purchase Price”) to an account designated by Seller in writing,

         (ii) a Mezzanine Investment Note issued by Purchaser in the principal amount of $ 21,200,000 (Twenty-One Million Two Hundred Thousand Dollars) (“Mezzanine Investment Note”), which shall include the terms and conditions set forth in the term sheet attached hereto as Exhibit 4.01-A, and a warrant agreement which shall include the terms and conditions set forth in the term sheet attached hereto as Exhibit 4.01-B (“Mezzanine Warrant”), and

         (iii) a Seller Investment Note issued by Purchaser in the principal amount of $ 41,900,000 (Forty-One Million Nine Hundred Thousand Dollars) (“Seller Investment Note”), which shall include the terms and conditions set forth in the term sheet attached hereto as Exhibit 4.01-C, and a warrant agreement which shall include the terms and conditions set forth in the term sheet attached hereto as Exhibit 4.01-D (“Seller Note Warrant”).

         Section 4.02; Purchase Price Adjustments. The Purchase Price shall be adjusted as follows:

         Section 4.02.1; Net Income Purchase Price Adjustment.

         (a)    If the Closing (as defined in Article XI below) occurs after October 15, 2002, the Purchase Price shall be adjusted by adding 75% of the net income (as determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), as adjusted to exclude the impact of the expenses in connection with the transactions contemplated in this Agreement, pursuant to the provisions of Section 4.02.1(b) below earned by the Seller’s Business from October 1, 2002 to the Closing Date (“Net Income Purchase Price”). The Net Income Purchase Price shall be paid to Seller in immediately available funds paid by wire transfer to an account designated by Seller within 10 days after the Net Income Calculation has become binding and conclusive between the Parties pursuant to the provisions of Section 4.02.1(c) below.

         (b)    If the Closing occurs after October 15, 2002 then, within 60 days after the Closing Date, Purchaser will provide to Seller a calculation of the net income earned by the Seller’s Business from October 1, 2002 to the Closing Date (the “Net Income Calculation”) prepared in accordance with GAAP applied on a basis consistent with the preparation of the financial statements of Seller for the fiscal year ended September 30, 2001.

         (c)    If within 15 days following delivery of the Net Income Calculation, Seller does not deliver to Purchaser written notice of any objection thereto (which notice must contain a reasonably detailed statement of the basis of all objections), then the Net Income Calculation will be binding and conclusive on the Parties and will be used in calculating the Net Income Purchase Price. Seller and Purchaser will act in good faith to resolve between themselves any objections to the Net Income Calculation. If they are unable to do so within 30 days after Purchaser’s receipt of Seller’s notice of objection, then the issues in dispute may be submitted by either Party to Ernst & Young, certified public accountants (the “Accountants”), for resolution. The Accountants shall be instructed to review the issues in dispute and render a final determination of the Net Income Calculation. Each Party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may reasonably request and are available to that Party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the disputed issues and to discuss the issues with the Accountants. The resolution of the issues in dispute and the determination of the Net Income Calculation by the Accountants, as set forth in a notice delivered to Purchaser and Seller by the Accountants, will be binding and conclusive on the Parties, and may be enforced in any court of competent jurisdiction. Purchaser and Seller will each bear 50% of the Accountants’ fees and expenses for such resolution.

         Section 4.02.2; LSO Purchase Price Adjustments.

         (a)    The Purchase Price shall be adjusted by adding an amount (“LSO Purchase Price Adjustment”) equal to the aggregate amount of (i) any Cash held by Seller representing deferred revenues of the Life Sciences Operation as of the Closing Date, as determined in the LSO Calculation (as defined in Section 4.02.2(b) below)(“LSO Deferred Revenues”), and (ii) any accrued payroll expenses and any accrued accounts payable of the Life Sciences Operation as of the Closing Date as determined in the LSO Calculation (“LSO Accrued Expenses”). The LSO Purchase Price Adjustment shall be paid by Purchaser to Seller in the form of a transfer of Accounts Receivable of the Life Sciences Operation in the face value amount of the LSO Purchase Price Adjustment by Purchaser to Seller within 10 days after the LSO Calculation has become binding and conclusive between the Parties pursuant to the provisions of Section 4.02.2(b) below. To the extent the amount of the LSO Purchase Price Adjustment exceeds the aggregate amount of all Accounts Receivable of the Life Sciences Operation, such excess portion of the LSO Purchase Price Adjustment shall be paid by Purchaser to Seller in immediately available funds paid by wire transfer to an account designated by Seller in writing within 10 days after the LSO Calculation has become binding and conclusive between the Parties pursuant to the provisions of Section 4.02.2(b) below.

         (b)    Within 60 days after the Closing Date, Seller will provide to Purchaser a calculation of each of the LSO Deferred Revenues and the LSO Accrued Expenses as of the Closing Date, prepared in accordance with GAAP applied on a basis consistent with the preparation of the financial statements of Seller for the fiscal year ended September 30, 2001 (“LSO Calculation”).

         (c)    If within 15 days following delivery of the LSO Calculation, Purchaser does not deliver to Seller written notice of any objection thereto (which notice must contain a reasonably detailed statement of the basis of all objections), then the LSO Calculation will be binding and conclusive on the Parties and will be used in calculating the LSO Purchase Price Adjustment. Seller and Purchaser will act in good faith to resolve between themselves any objections to the LSO Calculation. If they are unable to do so within 30 days after Seller’s receipt of Purchaser’s notice of objection, then the issues in dispute may be submitted by either Party to the Accountants for resolution. The Accountants shall be instructed to review the issues in dispute and render a final determination of the LSO Calculation. Each Party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may reasonably request and are available to that Party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the disputed issues and to discuss the issues with the Accountants. The resolution of the issues in dispute and the determination of the LSO Calculation by the Accountants, as set forth in a notice delivered to Purchaser and Seller by the Accountants, will be binding and conclusive on the Parties, and may be enforced in any court of competent jurisdiction. Purchaser and Seller will each bear 50% of the Accountants’ fees and expenses for such resolution.

         Section 4.03;    Allocation of Purchase Price. The Purchaser and the Seller shall endeavor in good faith to agree upon an allocation among the Transferred Assets of the sum of the Purchase Price and the Assumed Liabilities consistent with Section 1060 of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations thereunder within ninety (90) days after the Closing Date. In the event that the Parties cannot agree on a mutually satisfactory allocation within said time period, Ernst & Young shall, at the Seller’s and the Purchaser’s joint expense (to be shared equally), determine the appropriate allocation. The finding of Ernst & Young shall be binding on the Parties. Upon determination of the allocation by agreement of the Parties or by binding determination of Ernst & Young, the Purchaser and the Seller agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign (if any) tax returns, in accordance with such allocation. The Purchaser and the Seller shall report the transactions contemplated by this Agreement for federal tax and all other tax purposes in a manner consistent with the allocation determined pursuant to this Section 4.04. The Purchaser and the Seller agree to provide the other promptly with any information required to complete Form 8594. The Purchaser and the Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

         All representations and warranties contained herein shall survive the Closing Date and shall be subject to the terms and conditions set forth in Article XIV of this Agreement. Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date that:

         Section 5.01; Organization, Corporate Standing and Investments. Seller is a not-for-profit corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois. As a not-for profit corporation organized under the laws of State of Illinois, Seller has no shares authorized, issued or outstanding. Except as set forth in Schedule 1.11, Seller has no direct or indirect equity interest in or loans to any partnership, corporation, joint venture, business association or other entity. Seller has full corporate authority to own, lease and operate the Seller’s Business, and is in good standing and is qualified to transact business as a foreign corporation in all states in which the nature of its business or the properties owned by it require it to qualify to transact business, except for such failures to qualify as would not have a Material Adverse Effect (as defined hereinafter) on the Transferred Business or the Transferred Assets.

         As used in this Agreement, the term “Material Adverse Effect” used in connection with a Party hereof means any event, change or effect that (i) is materially adverse to the condition (financial or otherwise), assets, liabilities, businesses, operations, or results of operations of such Party or of the Transferred Business each taken as a whole, or (ii) adversely affects the ability of such Party to consummate the transactions contemplated in this Agreement; provided, however, that (x) the impact of general industry conditions, or (y) the announcement of the transactions contemplated hereby on Seller’s or Purchaser’s business will not be deemed to constitute a Material Adverse Effect with respect to Seller, Purchaser or the Transferred Business, respectively, for any purpose under this Agreement.

         Section 5.02; Authority; Binding Effect. Seller has the full corporate power and authority to enter into, execute and deliver this Agreement and all Exhibits hereto to which Seller is a party (the “Seller Agreements”), and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Seller Agreements and the consummation of all transactions contemplated herein have been duly authorized by all necessary corporate action of Seller. No other corporate proceeding on the part of Seller is necessary to authorize this Agreement and the Seller Agreements or the performance of Seller’s obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Seller Agreements, when executed and delivered by Seller, shall be valid and binding obligations of Seller and enforceable against Seller in accordance with the terms hereof and thereof, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that the remedies of specific performance, injunction and other forms of equitable relief may not be available.

         Section 5.03; Conflict. Subject to satisfaction of the conditions set forth in Articles IX and X, and except as shown in Schedule 5.03, neither the execution and delivery of this Agreement, nor the execution and delivery of the Seller Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate, (ii) result in any breach or default (with or without notice or lapse of time, or both) under, (iii) give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or (iv) result in the creation of a lien or encumbrance on any of the Transferred Assets pursuant to

         (a)    any provision of the Articles of Association or Certificate of Incorporation or By-laws or other charter documents of Seller,

         (b)    any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to the Seller or the Transferred Business or by which any of the Transferred Assets are bound or affected, or

         (c)    any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Seller is a party or by which Seller or the Transferred Business or any of the Transferred Assets may be bound or affected, in each case except where such conflict, violation, breach, default, termination, cancellation, acceleration, creation or encumbrance would not have a Material Adverse Effect on Seller or the Transferred Business.

         Section 5.04; Filings and Authority’s Approvals. Subject to satisfaction of the conditions set forth in Articles IX and X, and except as shown in Schedule 5.04 attached hereto, Seller is not required to submit any notice, declaration, report or other filing or registration with, or request the consent, approval, order or authorization of, any Governmental Body in connection with the execution, delivery or performance by Seller of this Agreement or the Seller Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to make such submission or request would not have a Material Adverse Effect on Seller or the Transferred Business.

         Section 5.05; Financial Statements. Seller has furnished Purchaser with copies of the unaudited balance sheet and statement of income of Seller for the 24-week period ending March 15, 2002, and audited balance sheets and statements of income of Seller for its fiscal years ending September 30, 2001, September 30, 2000 and September 30, 1999 (collectively, the “Seller Financial Statements”). The Seller Financial Statements have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of Seller as at the dates thereof and the results of operations and changes in financial position for the periods then ended. To the best knowledge of Seller, all reserves established by Seller with respect to the Transferred Assets and all management accruals are adequate. There has been no change in Seller’s accounting policies, except as described in the notes to the Seller Financial Statements. For purposes of this Agreement, “knowledge of Seller” means the knowledge of Bahman Atefi, Stacy Mendler, Steve Trichka, C. Randall Crawford, Barry S. Watson and Gary Amstutz, in their capacities as officers of Seller and after due inquiry of the appropriate personnel of Seller who have internal responsibility for the subject matter (the “Management Group”).

         Section 5.06; Compliance with Law. Seller is in compliance and has conducted the Transferred Business so as to comply with all laws, rules and regulations, judgments, decrees or orders of any Governmental Body applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would, individually or in the aggregate, not have had and is reasonably expected not to have a Material Adverse Effect on Seller or the Transferred Business. There are no material judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Seller or against any of the Transferred Assets or the Transferred Business.

         Section 5.07; No Defaults. Seller is not in violation of any provision of the Articles, the Certificate of Incorporation or By-laws (or other organizational or charter document) of Seller. Seller has not received written notice that it is or would be with the passage of time, in default or violation of any term, condition or provision of (a) any judgment, decree, order, injunction or stipulation applicable to Seller or (b) any agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which Seller is a party or by which Seller or the Transferred Assets or the Transferred Business may be bound, except for such defaults and violations that would not have a Material Adverse Effect on Seller or the Transferred Business.

         Section 5.08; Litigation. Except as shown in Schedule 5.08, there is no action, suit, proceeding, claim or investigation pending or, to the best knowledge of Seller, threatened, against Seller which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Seller or the Transferred Business or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. Schedule

5.08 sets forth with respect to each pending action, suit, proceeding, claim or investigation to which Seller is a party to the extent that the aggregate damages claimed for all such complaints exceed $50,000, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed.

         Section 5.09; No Material Adverse Effect. Since September 30, 2001 until the date hereof, Seller has conducted the Transferred Business in the ordinary course and, except for the transactions contemplated in this Agreement and except as set forth in Schedule 5.09, there has not occurred:

         (a)    any Material Adverse Effect with respect to the Transferred Assets;

         (b)    any amendments or changes in the Articles of Association, Certificate of Incorporation or By-laws or other charter documents of Seller that adversely affects the ability of the Seller to consummate the transactions contemplated in this Agreement;

         (c)    any damage, destruction or loss, whether covered by insurance or not, that could reasonably constitute a Material Adverse Effect on Seller or the Transferred Business;

         (d)    any declaration, setting aside or payment of any distribution of Cash or other assets of Seller to IIT or any Affiliates of IIT;

         (e)    any increase in or modification of the compensation or benefits payable or to become payable by Seller to any of its directors or employees, except in the ordinary course of business consistent with past practice;

         (f)    any increase in or modification of, or any establishment or adoption of, any bonus, pension, insurance or other employee benefit plan, program or arrangement made to, for or with any of its employees, except in the ordinary course of business consistent with Seller’s past practice;

         (g)    any acquisition or sale of a material amount of property or assets of Seller;

         (h)    any incurrence, assumption or guarantee by Seller of any debt for borrowed money, except for Seller’s line of credit with First Union National Bank (the “First Union Line of Credit”) or any replacement line of credit for same the principal amount of which does not exceed $30 million (the “Replacement Line of Credit”);

         (i)    any creation or assumption by Seller of any mortgage, pledge, security interest or Lien on any asset (other than liens arising under the First Union Line of Credit or the Replacement Line of Credit, liens arising under existing lease financing arrangements, liens arising in the ordinary course of Seller’s business which in the aggregate are not material and liens for taxes not yet due and payable);

         (j)    any making of any loan, advance or capital contribution to or investment in any person other than travel loans or advances made to employees in the ordinary course of business of Seller;

         (k)    any entry into, amendment of, relinquishment, termination or non-renewal by Seller of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by Seller in excess of $250,000 other than (i) in the ordinary course of the Transferred Business or (ii) in connection with or preparation of this Agreement and the transactions contemplated herein;

         (l)    any transfer or grant of a right under the Seller Intellectual Property Rights (as defined in Section 5.16), other than those transferred or granted in the ordinary course of business consistent with past practice;

         (m)    any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Seller; or

         (n)    any agreement or arrangement made by Seller to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 5.09 untrue or incorrect as of the date when made.

         Section 5.10; Absence of Undisclosed Liabilities. Except as shown in Schedule 5.10, Seller has no Liabilities of a character which, under GAAP, should be accrued, shown or disclosed on a balance sheet of Seller (including the footnotes thereto) except Liabilities (i) adequately provided for in the Seller Financial Statements, (ii) incurred in the ordinary course of the Transferred Business and not required under GAAP to be reflected on the Seller Financial Statements or (iii) incurred in the ordinary course since March 15, 2002 which do not, individually or in the aggregate, have a Material Adverse Effect on Seller or the Transferred Business.

         Section 5.11; Certain Agreements. Except as shown in Schedule 5.11, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Seller from Seller or IIT, under any of Seller’s Plans (as defined in Section 5.12.1) or otherwise, (ii) materially increase any benefits or compensation otherwise payable under any Plan or otherwise, or (iii) result in the acceleration of the time of payment or vesting of any such benefits or compensation.

         Section 5.12; ERISA.

         5.12.1 For purposes of this Agreement, the following terms have the meanings set forth below:

         (a)       “Plans” is defined to include any (i) incentive compensation, option, retention, retirement, pension, group insurance, death benefit, cafeteria, medical expense reimbursement, dependent care, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, welfare or other employee benefit or fringe benefit plan, program or arrangement; (ii) plan, program or arrangement which is an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, or (iii) any Welfare Plan (as defined below).

         (b)       “Seller’s Plans” means all Plans sponsored, maintained or contributed to by Seller or any of its Affiliates that cover any active, former or retired employee of Seller or any of its Affiliates or with respect to which Seller or any of its Affiliates has any direct or indirect liability.

         (c)       “Welfare Plan” has the meaning given in ERISA Section 3(1).

         5.12.2 Schedule 5.12-A contains a list of all material Seller’s Plans.

         5.12.3 To the extent applicable, the Seller’s Plans comply in all material respects with the requirements of ERISA and the Code, and any Seller’s Plan intended to be qualified under Section 401(a) of the Code has either obtained a favorable determination letter as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. To the extent any Seller’s Plan with an existing determination letter from the Internal Revenue Service must be amended to comply with the applicable requirements of the Tax Reform Act of 1986 and subsequent legislation, the time period for effecting such amendments will not expire prior to the Closing Date. No Seller’s Plan is covered by Title IV of ERISA. Except as set forth in Schedule 5.12-B, neither Seller nor any of its Affiliates, nor any officer, director or employee of Seller or any of its Affiliates has incurred any liability or penalty under Sections 4975 through 4980 of the Code or Title I of ERISA, and each Seller’s Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Seller’s Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Seller’s Plan activities) has been brought, or to the best knowledge of Seller is threatened, against or with respect to any such Seller’s Plan. All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Seller’s Plans have been made or accrued. Except to the extent required under ERISA Section 601 et seq. or Section 4980B of the Code, neither Seller nor any of its Affiliates provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

         Section 5.13; Major Contracts. Except as shown in Schedule 5.13 or Schedule 5.09, Seller is not a party to or subject to:

         (a)       any union contract or any employment contract or arrangement providing for future annual compensation greater than $75,000 per year, written or oral, with any officer, consultant, director or employee which is not terminable by it on 30 days’ notice or less without penalty or obligation to make payments related to such termination, other than (i) (in the case of employees other than executive officers) such agreements as are not materially different from standard arrangements offered to employees generally in the ordinary course of business consistent with Seller’s past practices, copies of which have been provided to Purchaser and (ii) such agreements as may be imposed or implied by law;

         (b)    any plans, contracts or arrangements which collectively require aggregate payments by Seller in excess of $20,000 per annum, written or oral, providing for bonuses, deferred compensation, severance pay or benefits, or the like;

         (c)    any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

         (d)    any agreement under which Seller has granted or received exclusive rights related to the Transferred Business;

         (e)    any lease for real or personal property in which the amount of payments which Seller is required to make on an annual basis exceeds $100,000;

         (f)    except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness of in the aggregate in excess of $100,000 for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise;

         (g)    any material license agreement, either as licensor or licensee (excluding nonexclusive software licenses granted to sponsors or end-users in the ordinary course of business) expected by management to involve the payment of at least $15,000 per year in the aggregate;

         (h)    any contract containing covenants purporting to limit Seller’s freedom to compete in any line of its business in any geographic area; or

         (i)    any other agreement, contract or commitment which contains an obligation for payment by or to Seller of at least $50,000 on a per annum basis.

     Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment listed in Schedule 5.13 is valid and binding on Seller, as applicable, and is in full force and effect to the knowledge of Seller, and neither Seller nor, to the knowledge of Seller, any other party thereto has breached any material provision of, or is in material default under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment.

         Section 5.14; Taxes.

         (a)    Except as shown on Schedule 5.14, or as it would not have a Material Adverse Effect on the Transferred Business or the Transferred Assets, all Tax Returns (as

defined below), statements, reports and forms (including estimated Tax Returns and reports and information returns and reports) required to be filed with any Taxing Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing Date, by or on behalf of Seller to the extent such Tax Returns are related to the Transferred Business or the Transferred Assets (collectively, the “Seller Returns”), have been or will be filed when due in accordance with all applicable laws (including any extensions of such due date), and all amounts shown due thereon have been paid or have been fully accrued on the Seller Financial Statements in accordance with GAAP. Except to the extent provided for or disclosed in the Seller Financial Statements (including notes thereto), the Seller Returns correctly reflect in all material respects (and, as to any Seller Returns not filed as of the date hereof but filed prior to the Closing Date, will correctly reflect in all material respects) the Tax liability and status of Seller. Seller has withheld and paid to the applicable financial institution or Governmental Body all amounts required to be withheld. Seller (or any member of any affiliated or combined group of which Seller has been a member) has not granted any extension or waiver of the limitation period applicable to any Seller Returns. There is no claim, audit, action, suit, proceeding, or investigation now pending or (to the best knowledge of Seller) threatened against or with respect to Seller in connection with the Transferred Business or the Transferred Assets in respect of any Tax or assessment. No written notice of deficiency or similar document of any Governmental Body has been received by Seller with respect to the Transferred Business or the Transferred Assets, and there are no Liabilities for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Governmental Body that could, if determined adversely, materially affect the Liability of Seller or Purchaser for Taxes with respect to the Transferred Business or the Transferred Assets in other Taxable periods. There are no liens for Taxes upon the assets of Seller except liens for current Taxes not yet due.

         (b)    For purposes of this Agreement,

         “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any Governmental Body, including, but not limited to, income, excise, property, sales, use, transfer, franchise, employment, unemployment, railroad retirement, environmental, payroll, withholding social security, gross receipts, stamp, real estate, use, business, license, occupation and other taxes, and including any interest, penalties or additions attributable thereto; and

         “Tax Return” shall mean any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.

         Section 5.15; Interests of Officers and Directors. Except as set forth on Schedule 5.15, no officer or director of Seller or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to the Transferred Business more than $60,000 per year in goods, property, technology or intellectual or other property rights or services; (ii) any contract or agreement in an amount greater than $60,000 per year relating to the Transferred Business; or (iii) any property, real or personal, tangible or intangible, used in or pertaining to the Transferred Business, including any interest in the Seller Intellectual Property Rights, except for rights under any Plan.

         Section 5.16; Seller’s Intellectual Property Rights; Seller’s Software. Except as shown in Schedule 5.16

         (a)    Seller owns or is otherwise entitled to exercise, free and clear of any liens, encumbrances or security interests, all right, title and interest in and to the Seller Intellectual Property Rights and the Seller’s Software;

         (b)    to the best knowledge of Seller, Seller has no infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of another, and no claims with respect to the Seller Intellectual Property Rights or the Seller’s Software have been asserted or, to the best knowledge of Seller, after reasonable investigation, are threatened in writing by any person, and Seller knows of no claims (i) to the effect that the manufacture, sale or use of any product or service as now used or offered or proposed for use or sale by Seller infringes any third parties’ copyright, patent, trade secret, or other intellectual property right, (ii) against the use by Seller of any Seller Intellectual Property Rights or the Seller’s Software, or (iii) challenging the ownership, validity or effectiveness of any of the Seller Intellectual Property Rights or the Seller’s Software;

         (c)    to the best knowledge of Seller, there has not been and there is not now any material unauthorized use, infringement or misappropriation of any of the Seller Intellectual Property Rights or the Seller’s Software by any third party, including any employee or former employee of Seller; and

         (d)    no Seller Intellectual Property Right nor the Seller’s Software is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by Seller. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Seller Intellectual Property Right or the Seller’s Software. Subject to the march-in rights of any Governmental Body, as applicable, Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Seller Intellectual Property Rights and the Seller’s Software.

         Section 5.17; Restrictions on Business Activities. There is no Seller Contract, judgment, injunction, order or decree binding upon Seller which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Seller regarding the Transferred Business or the conduct of the Transferred Business by Seller as currently conducted.

                 Section 5.18; Title to Transferred Assets; Liens; Condition of Equipment.

     (a)      Seller has, and upon consummation of the transactions contemplated hereby, Purchaser will have, good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Transferred Assets, free and clear of any liens, except as reflected in the Seller Financial Statements, or Schedule 5.18, or except for Permitted Liens. For purposes of this Agreement, “Permitted Liens” means (i) liens for taxes, asssessments or other governmental charges or levies the payment of which is not due (other than taxes, asssessments or other governmental charges or levies that are Retained Liabilities); (ii) landlord’s liens in favor of the landlord of the leased real property and liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law incurred in the ordinary course of business for amounts not yet due or being contested in good faith by appropriate proceedings; (iii) liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security; and (iv) such imperfections of title and encumbrances which are not substantial in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

         (b)    The equipment owned or leased by Seller and to be transferred to Purchaser hereunder, taken as a whole, (i) will enable the Purchaser to conduct the Transferred Business as currently conducted, (ii) is suitable for the uses to which it is currently employed, (iii) is in good operating condition, normal wear and tear excepted, (iv) is regularly and properly maintained, (v) is not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (vi) is free from any inherent defects, except, with respect to clauses (ii) through (v) above, as would not in the aggregate have a Material Adverse Effect on Seller or the Transferred Business.

         Section 5.19; Governmental Authorizations and Licenses. Schedule 5.19 contains a list of all authorizations and licenses by a Governmental Body held by Seller. Seller is the holder of all licenses, authorizations, permits, concessions, certificates and other franchises of any Governmental Body required to operate its business, except where the failure to hold such licenses, authorizations, permits, concessions, certificates or franchises would not have a Material Adverse Effect on Seller or the Transferred Business (collectively, the “Licenses”). The Licenses are in full force and effect. There is not now pending, and to the best knowledge of Seller, there is not threatened in writing, any action, suit, investigation or proceeding against Seller before any Governmental Body with respect to the Licenses, nor is there any issued or outstanding written notice, order or complaint with respect to the violation by Seller of the terms of any License or any rule or regulation applicable thereto.

         Section 5.20; Environmental Matters. Except as listed in Schedule 5.20:

         (a)    to the best of knowledge of Seller, there is no substance that is regulated by any Governmental Body or that has been designated by any Governmental Body to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a “Hazardous

Material”) in, on or under any property that Seller has at any time owned, operated, occupied or leased.

         (b)    to the best of knowledge of Seller, Seller has not transported, stored, used, manufactured, released or exposed its employees or any other person to any Hazardous Material in violation of any applicable statute, rule, regulation, order or law.

         (c)    Seller has obtained all permits, licenses and other authorizations (“Environmental Permits”) required to be obtained by any of them under the laws of any Governmental Body relating to pollution or protection of the environment (collectively, “Environmental Laws”), except where the failure to comply or obtain such Environmental Permits would not have a Material Adverse Effect on Seller or the Transferred Business. All Environmental Permits are in full force and effect. Seller (i) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (ii) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Seller has not received any written notice and is not aware of any past or present condition or practice of the Transferred Business or the Transferred Assets which forms or could form the basis of any claim, action, suit, proceeding, hearing or investigation against Seller or the Transferred Business arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material.

         Section 5.21; Insurance. There is no material claim by Seller pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies or bonds. All premiums payable under all such material Insurance Policies have been paid and Seller is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Seller has not received any written notice of any threatened termination of, or material premium increase with respect to, any of its material Insurance Policies.

         Section 5.22; Labor Matters. Seller is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. In the past three years, Seller has not received any written notice from any Governmental Body, and there has not been asserted before any Governmental Body, any claim, action or proceeding to which Seller is a party or involving Seller or the Transferred Business, and there is neither pending nor, to Seller’s best knowledge, threatened any investigation or hearing concerning Seller or the Transferred Business, in each case arising out of or based upon any such laws, regulations or practices.

         Section 5.23; Questionable Payments. Neither Seller nor, to its best knowledge, any director, officer or other employee of Seller, has: (i) made any payments or provided services or other favors in the United States or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Body with respect to any aspect of the business of Seller; or (ii) made any political contributions which would not be lawful under the laws of the United States and the foreign country in which such payments were made. Seller nor, to its best knowledge, any director, officer or other employee of Seller nor, to the best knowledge of Seller, any sponsor or supplier of Seller has been the subject of any inquiry or investigation by any Governmental Body in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the Transferred Business with respect to any political contribution.

         Section 5.24; Brokers. Other than Houlihan Lokey Howard & Zukin, no broker, finder or investment banker engaged by Seller is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

         Section 5.25; Relationships. Seller has not been notified by any of the ten largest sponsors or ten largest suppliers of the Transferred Business (as listed in Schedule 5.25) that any of them intend to cancel, discontinue, materially change or curtail their relationships with Seller or the Transferred Business.

         Section 5.26; Disclosure. No representation or warranty made by Seller in this Agreement, nor any document, written information, statement, financial statement, certificate, Schedule or Exhibit prepared and furnished or to be prepared and furnished by Seller or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the best knowledge of Seller after reasonable inquiry, there is no event, fact or condition that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Seller or the Transferred Business that has not been set forth in this Agreement or in the Schedule hereunder or made available to Purchaser.

         Section 5.27; Disclaimer. The representations and warranties set forth in this Article V are the only representations and warranties made by Seller with respect to the Transferred Business and none of the representations and warranties shall include or be deemed to refer to the Retained Assets or the Retained Liabilities.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

         All representations and warranties contained herein shall survive the Closing, and shall be subject to the terms and conditions set forth in Article XIV of this Agreement. As of the date of this Agreement and as of the Closing Date, Purchaser represents and warrants to Seller as follows:

         Section 6.01; Organization; Corporate Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has full corporate authority to own, lease and operate its business, and is in good standing and is qualified to transact business as a foreign corporation in all states in which the nature of its business or the properties owned by it require it to qualify to transact business, except for such failures to qualify as would not have a Material Adverse Effect on Purchaser.

         Section 6.02; Authority. Purchaser has the full corporate power and authority to enter into, execute, deliver, and perform this Agreement and all Exhibits hereto to which Purchaser is a party (the “Purchaser Agreements”), and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Purchaser Agreements and the consummation of all transactions contemplated herein have been duly authorized by all necessary corporate action of Purchaser. No other corporate proceeding on the part of Purchaser is necessary to authorize this Agreement and the Purchaser Agreements or the performance of Purchaser’s obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Purchaser Agreements, when executed and delivered by Purchaser, shall be valid and binding obligations of Purchaser, enforceable against it in accordance with the terms hereof and thereof, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that the remedies of specific performance, injunction and other forms of equitable relief may not be available.

         Section 6.03; Conflict. Subject to satisfaction of the conditions set forth in Articles IX and X, and except as shown in Schedule 6.03, neither the execution and delivery of this Agreement nor the execution and delivery of the Purchaser Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or violate, (ii) result in any breach or default (with or without notice or lapse of time, or both) under, (iii) give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or (iv) result in the creation of a lien or encumbrance on any of Purchaser’s assets pursuant to

         (a)    any provision of the Certificate of Incorporation or By-laws or other charter documents of Purchaser,

         (b)    to Purchaser’s knowledge, any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Purchaser, or

         (c)    any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Purchaser is a party or by which Purchaser or Purchaser’s assets may be bound or affected, in each case except where such conflict, violation, breach, default, termination, cancellation, acceleration, creation or encumbrance would not have a Material Adverse Effect on Purchaser.

         Section 6.04; Filings and Authority’s Approvals. Subject to satisfaction of the conditions set forth in Articles IX and X, and except as shown in Schedule 6.04 attached hereto, Purchaser is not required to submit any notice, declaration, report or other filing or registration with, or request the consent, approval, order or authorization of, any Governmental Body in connection with the execution, delivery or performance by Purchaser of this Agreement or the Purchaser Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to make such submission or request would not have a Material Adverse Effect on Purchaser.

         Section 6.05; Business of Purchaser. Purchaser has been organized for the purpose of acquiring the Transferred Business and has not engaged in any other business (other than organizational and financing activities) or succeeded to the assets, business or liabilities of any other person or entity.

         Section 6.06; Financing. Purchaser and LaSalle Bank, National Association each have executed and delivered a commitment letter evidencing the terms and conditions on which LaSalle Bank, National Association would make up to $60,000,000 of financing available to Purchaser to enable Purchaser to consummate the transactions hereunder. Purchaser has provided Seller with a true and correct copy of such commitment letter and shall provide Seller with any amendments or supplements thereto.

         Section 6.07; Disclaimer. The representations and warranties set forth in this Article VI are the only representations and warranties made by Purchaser and none of the representations and warranties shall include or be deemed to refer to the Transferred Business, the Transferred Assets, the Assumed Liabilities, the Retained Assets or the Retained Liabilities.

ARTICLE VII

COVENANTS

         Section 7.01; Information and Access. From the date of this Agreement and continuing until the Closing Date, Seller and Purchaser each shall afford and, with respect to clause (ii) below, such Party shall cause its independent auditors to afford, (i) upon and subject to execution of this Agreement as may be required by the independent accountants of Purchaser and Seller, to the officers, independent auditors, counsel and other representatives of the other Party reasonable access to the properties, books, records (including Tax Returns filed and those in preparation) and personnel of such Party in order that the other Party may have a full opportunity to make such investigation as it reasonably desires to make of such Party and (ii) to the independent auditors of the other Party, reasonable access to the audit work papers and other records of the independent auditors of such Party. Additionally, Seller and Purchaser each will permit the other Party to make such reasonable inspections of such Party and their respective operations during normal business hours as the other Party may reasonably require, and Seller and Purchaser each will cause its officers to furnish the other Party with such financial and operating data and other information with respect to the business and properties of such Party as the other Party may from time to time reasonably request. No investigation pursuant to this

Section 7.01 shall affect or otherwise obviate or diminish any representations and warranties of any Party or conditions to the obligations of any Party.

         Section 7.02; Conduct of Business of the Parties. During the period from the date of this Agreement and continuing until the Closing Date, Seller and Purchaser agree that, except in connection with the transactions contemplated by this Agreement, Seller shall conduct the Transferred Business and the Life Sciences Operation in the ordinary and usual course consistent with past practice and shall use reasonable efforts to maintain and preserve intact its business organizations, keep available the services of its officers and employees and to maintain satisfactory relations with licensors, licensees, suppliers, contractors, distributors, sponsors and others having business relationships with it. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, prior to the Closing Date, Seller shall not, without the prior written consent of Purchaser:

             (a)    declare, set aside or make any distribution of Cash or assets of Seller to IIT or any Affiliate of IIT, or enter into any other business arrangement or contract requiring any payment to IIT or any Affiliate of IIT;

             (b)    cause or permit any amendments to its Articles of Association or Certificate of Incorporation or By-laws or other charter documents;

             (c)    acquire or agree to acquire by merging or consolidating with, or by purchasing any material portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, for a consideration in the aggregate exceeding $5,000,000;

             (d)    sell, lease, pledge, license or otherwise dispose of or encumber any of the Transferred Assets, except in the ordinary course of business consistent with past practice (including, without limitation, any indebtedness owed to it or any claims held by it, except for pledges and encumbrances in connection with the Replacement Line of Credit;

             (e)    except for the Replacement Line of Credit, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any of its debt securities or guarantee, endorse or otherwise as an accommodation become responsible for the obligations of others, or make loans or advances;

             (f)    pay, discharge or satisfy any claims, liabilities or obligations for borrowed money, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice and liabilities reflected or reserved against in the Seller Financial Statements (or the notes thereto) of Seller, and other than the repayment of the First Union Line of Credit if it is replaced by the Replacement Line of Credit, and other than the payment of liabilities under the earn-out provisions of that certain Asset Purchase Agreement by and between AB Technologies, Inc. and Seller dated February 7, 2000;

             (g)    adopt or amend any Plan, or enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any of its directors, officers or employees or increase the salaries or wage rates or benefits of its employees other than pursuant to employee reviews consistent with Seller’s past practices, and except where the effect of such adoptions, amendments and enterings do not result in costs to Seller exceeding an amount of $500,000 in the aggregate;

             (h)    except in the ordinary course of business consistent with past practices, transfer to any person or entity any rights to the Seller Intellectual Property Rights;

             (i)    enter into or amend any agreements pursuant to which any other party is granted exclusive rights with respect to the Transferred Business or the Transferred Assets;

             (j)    violate, amend or otherwise modify the terms of any of the contracts set forth on the Schedules, except in the ordinary course of business or if it does not result in a Material Adverse Effect to the Seller or the Transferred Business;

             (k)    change the accounting methods or practices followed by Seller, including any change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in GAAP or by Securities Exchange Commission requirements, make or change any material Tax election, adopt or change any Tax accounting method, file any amendment to a material Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, without the prior consent of Purchaser, which consent will not be unreasonably withheld (for purposes of this covenant a “material” Tax Return, closing agreement, Tax claim or assessment shall mean a Tax Liability with respect to each such item in excess of $50,000);

             (l)    take any action that would result in any of the representations and warranties of Seller set forth in this Agreement becoming untrue and that would have a Material Adverse Effect on the Seller or the Transferred Business;

             (m)    enter into any capital expenditure commitment in excess of $100,000 per annum;

             (n)    enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         Section 7.03; Advice of Changes. Seller and Purchaser shall confer on a regular and frequent basis with each other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could result in, a Material Adverse Effect with respect to a Party. Seller and Purchaser shall promptly provide the other (or its counsel) copies of all filings made by such Party with any Governmental Body in connection with this Agreement and the transactions contemplated hereby.

         Section 7.04; Agreement to Cooperate; Further Assurance.

         (a)    Seller shall use its best efforts to comply promptly with all legal requirements which may be imposed on Seller with respect to this Agreement and shall take all reasonable actions necessary to cooperate promptly with and furnish information to Purchaser in connection with any such requirements imposed upon Purchaser in connection with this Agreement. Seller shall use its best efforts (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with Purchaser in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Body, or other third party, required to be obtained or made by any Party in connection with this Agreement or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of Seller to consummate the transactions contemplated hereby; (iii) to fulfill all conditions applicable to Seller pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be;

         (b)    Purchaser shall use its best efforts to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and shall take all reasonable actions necessary to cooperate promptly with and furnish information to Seller in connection with any such requirements imposed upon Seller in connection with the Agreement. Purchaser shall use its best efforts (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with Seller in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Body, or other third party, required to be obtained or made by any Party in connection with the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of Purchaser to consummate the transactions contemplated hereby; (iii) to fulfill all conditions applicable to Purchaser pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; provided, however, that Purchaser shall not be obligated to dispose of or hold separate or otherwise relinquish all or a material portion of the Transferred Business or Transferred Assets or to change its business in any material way.

         (c)    Subject to the terms and conditions of this Agreement, each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations in order to effect the conditions precedent to the Closing of this Agreement and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         (d)    Seller and Purchaser shall negotiate in good faith and use their best efforts to agree on the definitive documents for (i) a Mezzanine Investment Note which shall include the terms and conditions set forth in the term sheet attached hereto as Exhibit 4.01-A, (ii) a Mezzanine Warrant which shall include the terms and conditions set forth in the term sheet attached hereto as Exhibit 4.01-B, (iii) a Seller Investment Note which shall include the terms and conditions set forth in the term sheet attached hereto as Exhibit 4.01-C, (iv) a Seller Note

Warrant which shall include the terms and conditions set forth in the term sheet attached hereto as Exhibit 4.01-D, (v) a warrant registration rights agreement (“Registration Rights Agreement”) which shall include the terms and conditions set forth in the term sheet attached hereto as Exhibit 7.04(d), and (vi) all other documents which are to be delivered and executed by and between the Parties at the Closing Date in order to consummate the transactions contemplated in this Agreement (collectively, the “Closing Documents”).

         (e)    Seller hereby agrees that, from time to time, at Purchaser’s request and without further consideration, Seller and its Affiliates shall execute and deliver such further documents, including the novation of certain Seller Contracts, and take such other action as Purchaser may reasonably require to more effectively transfer to, and vest in Purchaser, and to put Purchaser in possession of, the goodwill, assets, properties and contractual and other rights to be transferred and delivered hereunder.

         Section 7.05; Consents; Other Restrictions.

         (a)    Seller and Purchaser shall each use its best efforts to obtain the consent and approval of, or effect the notification of or filing with, each person or authority whose consent or approval is required in order to permit the consummation of the transactions contemplated by this Agreement, including (i) the final approval of the transactions contemplated under this Agreement by the independent trustee of the ESOP, and (ii) the consent to assign or novate any Seller’s Contract, and to enable Purchaser to conduct and operate the Transferred Business substantially as presently conducted by Seller. Seller and Purchaser agree that the legal instruments whereby Seller requests the required consent of the third parties to the assignment of the Seller’s Contracts and of any other Transferred Asset, as the case may be, to the Purchaser shall be in the forms attached hereto as Exhibits 12.01.1, 12.01.2, and 12.01.3, and Seller shall use its best efforts to obtain each such third parties’ consent to such assignment. Purchaser covenants and agrees to cooperate with Seller and assist Seller in obtaining such consents and approvals including the furnishing of financial and other information reasonably required by the person whose consent or approval is being sought. After the Closing Date, and until such consent has been obtained, Seller shall continue to hold title to all such non-assigned Transferred Assets, including the Seller’s Contracts, but Purchaser shall use such Transferred Assets and perform such non-assigned Seller’s Contracts on Seller’s behalf, and Purchaser shall be entitled to the benefits of, and shall be responsible for the Liabilities arising under, such non-assigned Transferred Assets after the Closing Date. If, nevertheless, the Parties do not obtain the approval of the third party necessary in order to carry out the transfer of any Seller’s Contract or other Transferred Asset within a six month period after the Closing Date, or if there are other restrictions of any reason not allowing a transfer within that time period, Seller agrees to, upon Purchaser’s request and subject to its approval, divest, terminate or liquidate such Transferred Asset in the manner instructed by Purchaser and transfer the funds received from such divestiture, termination or liquidation to Purchaser immediately after receipt thereof.

         (b)    After the Closing Date, Purchaser shall use the Transferred Assets to perform the Redstone Arsenal Agreement on Seller’s behalf, and Purchaser shall be entitled to the benefits of, and shall be responsible for the Liabilities arising under, the Redstone Arsenal Agreement after the Closing Date.

         Section 7.06; Joint Notice; Confidentiality; Public Announcements. Prior to the Closing Date, Seller and Purchaser shall cooperate in giving joint notice of the execution of this Agreement to each sponsor, creditor and supplier of the Transferred Business. Prior to and after the Closing Date, Seller shall hold in confidence, and shall cause its employees, agents, representatives, attorneys and accountants to hold in confidence, all information (unless required by law) related to the Transferred Business and Transferred Assets, for as long as such information remains confidential. The Parties shall cooperate with each other prior to releasing information concerning this Agreement and the transactions contemplated hereby, shall furnish to the other Parties drafts of all press releases or other public announcements prior to publication and shall obtain the consent of the other Parties prior to the issuance of press releases or the release of other public announcements; provided that any Party hereto shall have the right, with prior written notice delivered to such other Parties where a written response is required (i) to furnish any information to any Governmental Body or (ii) to issue any other release, in each case when in the reasonable opinion of its counsel it is legally required to do so; and provided further that Seller shall have the right, without notice to the other Parties, to furnish any information necessary to obtain the Replacement Line of Credit, and Purchaser shall have the right, without notice to the other Parties, to furnish any information necessary to obtain the commercial bank and the ESOP investment equity referred to in Section 9.08.

         Section 7.07; Notification of Certain Matters. Seller shall give prompt notice to Purchaser within five (5) business days of its knowledge of, and Purchaser shall give prompt notice to Seller, within five (5) business days of its knowledge of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, or (b) any material failure of Seller or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

         Section 7.08; Subsequent Amendments of Schedules. Each Party shall have the right after the date hereof to deliver to the other Parties written amendments or updates to the applicable schedules referred to in this Agreement (“Schedules”), and to create new Schedules for sections not yet providing for a Schedule; provided, that no Party shall have an obligation to consummate the transactions contemplated hereby in the event that any such disclosure includes (i) events or actions occurring prior to the date hereof or occurring subsequent to the date of such updated Schedule or new Schedule; or (ii) events or actions that, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect on Seller, the Transferred Business or the Purchaser. To the extent that any such amendment or new Schedule does not disclose any event or condition that, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect on Seller, the Transferred Business or the Purchaser, as the case may be, such amendment shall be deemed accepted by the other Party if the other Party does not object within three (3) days after receipt, and the relevant Schedule shall be deemed amended or updated accordingly thereby.

         Section 7.09; Transferred and Retained Employees.

         7.09.1    Purchaser shall offer employment to all of Seller’s employees on the Closing Date, except for those employees working exclusively for or in support of the Life Sciences Operation. Purchaser shall be entitled to require, as conditions of employment, that a response to the offers of employment be received no later than five business days prior to the Closing Date, and that any employee who has an employment agreement with Seller must voluntarily terminate such employment agreement with Seller with effect at the Closing Date. Each employee who accepts Purchaser’s offer of employment (hereinafter referred to as “Transferred Employees”) shall become an employee of Purchaser as of the Closing Date and shall be given credit for the same years of service that they have as Seller’s employees, for purpose of all employee benefit plans, programs, and policies, and fringe benefits of the Purchaser in which they become participants for purposes of eligibility and vesting. Effective as of the Closing Date, Purchaser shall credit each Transferred Employee under Purchaser’s vacation policy with the number of unpaid vacation days accrued as of the Closing Date for the then current accrual period under Seller’s vacation policy.

         7.09.2    Purchaser shall include the Transferred Employees and their eligible dependents in Purchaser’s Welfare Plans (as defined in Section 5.12.1 above) as of the Closing Date and such Welfare Plans shall waive any preexisting condition limitations and shall honor any deductible and out of pocket expenses incurred by such Transferred Employees and their eligible dependents under Seller’s corresponding Welfare Plans during the portion of the applicable Plan year preceding the Closing Date.

         7.09.3    Effective as of the Closing Date, all Transferred Employees shall cease to be covered by Seller’s Welfare Plans except to the extent otherwise provided by the applicable Welfare Plan, or required by applicable law. Seller shall retain responsibility for providing group health continuation coverage as required by Section 4980B of the Code (“Continuation Coverage”) to employees other than Transferred Employees. Effective as of the Closing Date, Purchaser shall provide such Continuation Coverage to the Transferred Employees who terminate employment subsequent to the Closing Date to the extent required by law. Seller shall have no liabilities or obligations to any Transferred Employees or to the Purchaser with respect to any of Purchaser’s Welfare Plans.

         7.09.4    In order that Seller may comply with the provisions of ERISA and any other requirements of law or regulation with respect to Seller’s Plans, Purchaser agrees to provide Seller access to all employment records relating to the Transferred Employees, as may be necessary for such compliance and Purchaser agrees to cooperate with Seller in connection with any governmental audits or reporting requirements of such Seller’s Plans and make available to Seller for reasonable periods of time, employees of Purchaser who possess knowledge (if any) concerning the administration of such Seller’s Plans. All access to records and personnel shall be during the regular business hours of Purchaser and upon reasonable notice.

         7.09.5    Without limiting the generality of Section 3.02(j) of this Agreement, after the Closing Date, Seller shall retain (i) the sponsorship of the IIT Research Institute Employees’ Pension Plan (the “IITRI Pension Plan”), the IIT Research Institute Employees’ Tax Sheltered Annuity Plan (the “IITRI Annuity Plan”) and their related trusts and any other trust or funding arrangement established or maintained with respect to such plans, (ii) all Liabilities relating to or arising out of benefits accrued or resulting from claims incurred by or on behalf of any individuals with respect to benefits under the IITRI Pension Plan and the IITRI Annuity Plan, (iii) all Liabilities relating to the ongoing sponsorship and continuation of the IITRI Pension Plan and the IITRI Annuity Plan, and (iv) all Liabilities relating to any future termination of the IITRI Pension Plan and the IITRI Annuity Plan. After the Closing Date, Seller shall either cause the IITRI Pension Plan to continue to meet the requirements of a “qualified plan” under Section 401(a) of the Code and a tax-exempt trust under Section 501(a) of the Code, or cause such Plan to be terminated in a tax-qualified manner. After the Closing Date, Seller shall either cause the IITRI Annuity Plan to continue to meet the requirements of a tax-deferred annuity plan under Section 403(b) of the Code, or cause such Plan to be terminated in accordance with the requirements of Section 403(b) of the Code.

         7.09.6    Seller shall cause the account balances of all Transferred Employees under the IITRI Pension Plan to be immediately fully vested effective as of the Closing Date.

         7.09.7    Effective as of the Closing Date, Seller shall spin-off and transfer to Purchaser, and Purchaser shall assume and continue, the portion of Seller’s Health Care Flexible Spending Plan and Dependent Care Assistance Plan attributable to Transferred Employees, including the account balances (whether positive or negative) of the Transferred Employees under Seller’s Health Care Flexible Spending Plan and Dependent Care Assistance Plan.

         7.09.8    Effective as of the Closing Date, Seller shall transfer to Purchaser, and Purchaser shall assume and continue, the IIT Research Institute Flexible Option Plan (the “Flexible Option Plan”). Prior to the Closing Date, Seller shall take, or cause to be taken, such action as is necessary, including the preparation and execution of any appropriate amendments of the Flexible Option Plan, to effectuate the transfer of the Flexible Option Plan to Purchaser. Purchaser shall have the same right to amend and terminate the Flexible Option Plan as Seller had immediately before the Closing Date.

         7.09.9    Effective as of the Closing Date, Seller shall transfer to Purchaser, and Purchaser shall assume and continue, the IIT Research Institute Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Prior to the Closing Date, Seller shall take, or cause to be taken, such action as is necessary, including the preparation and execution of any appropriate amendments of the Deferred Compensation Plan, to effectuate the transfer of the Deferred Compensation Plan to Purchaser. Purchaser shall have the same right to amend and terminate the Deferred Compensation Plan as Seller had immediately before the Closing Date.

         7.09.10   Seller shall transfer to Purchaser the assets listed on Schedule 7.09 in connection with Liabilities accrued as of the Closing Date under the Flexible Option Plan and the Deferred Compensation Plan.

         7.09.11    Seller and Purchaser acknowledge and agree that Human Factors Applications, Inc. (“HFA”) currently maintains the Human Factors Applications, Inc. Profit Sharing and 401(k) Plan (the “HFA 401(k) Plan”) and that HFA will continue to maintain the HFA 401(k) Plan on and after the Closing Date, with the same right to amend and terminate the HFA 401(k) Plan as HFA had immediately before the Closing Date.

         Section 7.10; Taxes.

         7.10.1    Seller shall be responsible for and shall pay one-half of all transfer taxes, if any, on the Transferred Assets conveyed to Purchaser hereunder, and Purchaser shall be responsible for and shall pay one-half of all transfer taxes, if any, on assets conveyed to Purchaser hereunder. The term “transfer taxes”, as used herein, shall not include Income Taxes. For purposes of this Agreement, “Income Tax” means any federal, state, local or foreign tax based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, gross receipts taxes, capital gains taxes and minimum taxes), together with any interest, penalties, or additions to such tax.

         7.10.2    After the Closing Date, Seller shall indemnify and hold Purchaser harmless against any and all costs imposed on Purchaser with respect to any Taxes, duties or levies, or with respect to any Liability for any Taxes, duties or levies, that are (i) incurred by the Transferred Business or on any of the Transferred Assets at or prior to the Closing Date, or (ii) incurred by Seller or any of its Affiliates whether prior to, at or after the Closing Date. Such indemnity obligation shall include but not be limited to the costs of the Taxes due, interest, penalties, attorneys’ fees, and costs of investigation and defense.

         7.10.3    After the Closing Date, Purchaser shall indemnify and hold Seller harmless against any and all costs imposed on Seller with respect to any Taxes, duties or levies, or with respect to any Liability for any Taxes, duties or levies, that are incurred by the Transferred Business or on any of the Transferred Assets after the Closing Date (except for those Taxes, duties or levies described in Section 7.10.2 above). Such indemnity obligation shall include but not be limited to the costs of the Taxes due, interest, penalties, attorneys’ fees, and costs of investigation and defense.

         Section 7.11; Lockbox. Seller shall maintain a lockbox in the name of Purchaser at LaSalle Bank National Association (or such other bank as Purchaser may designate) which lockbox will be under the sole control of Purchaser, and the bank in which the lockbox is maintained shall be subject only to Purchaser’s instruction regarding the lockbox. Seller shall deposit in such lockbox account all collections of trade accounts receivable existing as of the Closing Date and other receipts attributable to the Transferred Business which it receives following the Closing Date. Seller will have no ownership rights in the lockbox and will have no right to negotiate or assert ownership rights in and to funds therein. Purchaser will be responsible for all fees associated with such lockbox. These arrangements are consistent with Seller’s obligation under this Agreement to merely facilitate billing and collections for Purchaser, and not negotiate any checks payable to Seller which are Transferred Assets.

         Section 7.12; Records and Documents. For a period of five years following the Closing Date, each Party shall grant the other and its representatives, at the other Party’s request, access to and the right to make copies of such Party’s records and documents relating to the Transferred Business and the transactions contemplated under this Agreement, as may be necessary or useful in connection with the other Party’s business after the Closing Date. If, during such period, a Party wishes to dispose of any of such records or documents, such Party shall first give the other Party 60 days prior written notice during which period the other Party shall have the right to take such records and documents.

         Section 7.13; Registration Statement. Purchaser shall provide Seller, for Seller’s review and comment, with drafts of Purchaser’s Form S-1 with respect to the ESOP interests referenced in Section 4.02(i). The Form S-1 shall not be filed with the Securities Exchange Commission until after comments thereon have been provided by Seller unless Seller does not provide its comments within 2 (two) days of its receipt of the draft Form S-1.

         Section 7.14; Trade Name. Under the terms and conditions set forth herein, Seller hereby grants to Purchaser a non-exclusive, worldwide and royalty-free right to use the trade names “IIT Research Institute” and “IITRI” solely in connection with the Transferred Business and only in conjunction with the name of Purchaser (or any other name of Purchaser) for a period of twelve (12) months immediately following the Closing Date.

         Section 7.15; Liability for Pre-Closing Breach of Covenants. Notwithstanding the foregoing provisions, Seller shall not have any liability after the Closing Date for monetary damages to Purchaser, under Article XIV or otherwise, for any breach of the covenants contained in this Article VII committed by Seller prior to the Closing Date, unless such breach was authorized by, ordered by, or committed by Seller’s board of directors or any of Seller’s members. Nothing herein shall (i) prevent Purchaser from being able to enforce its rights to injunctive relief or other equitable relief to the fullest extent allowed by applicable law, with respect to all of the provisions of this Article VII and any breaches thereof by Seller, or (ii) otherwise limit or restrict the rights of Purchaser, including its right not to proceed with the Closing if any of Seller’s covenants contained in this Article VII are breached.

         Section 7.16; Assistance with Separation of Life Sciences Operations from the Transferred Business. Prior to the Closing Date, Seller shall (i) deliver to Life Sciences Operation all policies, procedures, personnel and employment records, security clearance information, manuals, files, book, records, and documents used exclusively in or relating exclusively to the business of the Life Sciences Operation or the employees engaged exclusively in the Life Sciences Operation, (ii) assist and cooperate with Life Sciences Operation in transferring accounting and other information related exclusively to the Life Sciences Operation from the “JAMIS” accounting system utilized by Seller to such other accounting system that Life Sciences Operation may elect to implement, and (iii) assist and cooperate with Life Sciences Operation in transferring any other information relating exclusively to the Life Sciences Operation in computer or other accounting systems of Seller to a system to be used by the Life Sciences Operation following the Closing Date. From time to time, after the Closing Date, at the Seller’s request, Purchaser and its employees shall use its reasonable commercial efforts to deliver, or assist Seller in locating, such files, records and documents Following the Closing

Date, Purchaser also agrees to (i) send Seller copies of information that relates to the Life Sciences Operation and that is contained in Purchaser’s computer or accounting systems relating to Life Sciences Operation, and (ii) make Purchaser’s employees available, with reasonable advance notice and during normal business hours, to the Seller for the purpose of providing reasonable assistance in connection with the orderly separation of the Life Sciences Operation from the Transferred Business.

ARTICLE VIII

RESERVED.

ARTICLE IX

CONDITIONS PRECEDENT TO CLOSING BY PURCHASER

         Purchaser shall not be required to proceed on the Closing Date with the transactions contemplated by this Agreement unless the following conditions precedent shall have been fulfilled and satisfied, or shall have been waived in writing by Purchaser:

         Section 9.01. Each of the representations and warranties of Seller contained herein shall be true and correct as of the date of this Agreement and as of the Closing Date as if then originally made;

         Section 9.02. Seller shall have fully complied with all of its covenants contained herein, on or prior to the Closing Date;

         Section 9.03. Seller shall have delivered to Purchaser a certificate of an officer of Seller, dated the Closing Date, certifying to the best of the knowledge and belief of such officer to the accuracy in all material respects of Seller’s representations and warranties contained herein, and to the fulfillment of Seller’s covenants and conditions precedent to the Purchaser’s obligations to consummate the purchase contemplated by this Agreement;

         Section 9.04. Seller shall have delivered to Purchaser a guarantee duly executed by an officer of IIT and dated the Closing Date, by which IIT guarantees the fulfillment of Seller’s indemnification obligations under Article XIV of this Agreement (the “Guarantee”);

         Section 9.05. Purchaser shall have received the approval of the transactions contemplated under this Agreement by the independent trustee of the ESOP.

         Section 9.06. Seller shall not be the subject of a petition for reorganization or liquidation under the Federal bankruptcy laws, or under state insolvency laws, nor shall an assignment for the benefit of creditors or any similar protective proceeding or act or event of bankruptcy have occurred;

         Section 9.07. An amendment to the Lease Agreement dated December 31, 2000 between IIT and Seller shall have been executed that incorporates certain portions of the Chemistry Building to the leased premises, and incorporates the services currently provided in the IIT/IITRI Facilities/Security Services Agreement dated January 1, 2001 with respect to the Chemistry Building (“Lease Agreement Amendment”);

         Section 9.08. Purchaser shall have obtained on terms and conditions satisfactory to it and Seller a loan of at least 5 years in length and at least $26,000,000 in principal amount from a commercial bank, and an equity investment of at least $30,000,000 from the ESOP;

         Section 9.09. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the transactions contemplated by this Agreement and its Exhibits and which is in effect at the Closing Date;

         Section 9.10. Purchaser shall not have received from Seller a copy of a notice or other document giving evidence that the Attorney General of the State of Illinois disapproves, challenges or reserves its rights with respect to the transactions contemplated under this Agreement;

         Section 9.11. Purchaser shall have obtained an opinion of McDermott, Will & Emery, counsel to Seller, addressed to Purchaser;

         Section 9.12. A website linking agreement shall have executed by and between Purchaser and Seller (“Linking Agreement”);

         Section 9.13. The Registration Rights Agreement shall have executed by and between Purchaser and Seller;

         Section 9.14. The parties to each of the employment agreements listed on Schedule 5.13(a) above have executed written documents terminating such employment agreements; and

         Section 9.15. Seller shall have received a written acknowledgment and waiver from Bahman Atefi, Stacy Mendler, Steve Trichka, C. Randall Crawford and Barry S. Watson by which he or she acknowledges that the transactions contemplated by this Agreement do not entitle him or her to any Value Added Payment of each respective employee’s employment agreement with Seller and waives any right to assert any such claim, provided that each of these employees has been granted a new incentive payment under an amended employment agreement replacing such Value Added Payment.

ARTICLE X

CONDITIONS PRECEDENT TO CLOSING BY SELLER

         Seller shall not be required to proceed on the Closing Date with the transactions contemplated by this Agreement unless the following conditions precedent shall have been fulfilled and satisfied, or shall have been waived in writing by Seller:

         Section 10.01. Each of the representations and warranties of Purchaser contained herein shall be true and correct as of the date of this Agreement and as of the Closing Date as if then originally made;

         Section 10.02. Purchaser shall have fully complied with all of its covenants contained herein, on or prior to the Closing Date;

         Section 10.03. Purchaser shall have delivered to Seller a certificate of an officer of Purchaser, dated the Closing Date, certifying to the best of the knowledge and belief of such officer to the accuracy in all material respects of the Purchaser’s representations and warranties, and to the fulfillment of the Purchaser’s covenants and conditions precedent to the Seller’s obligations to consummate the purchase contemplated by this Agreement;

         Section 10.04. Seller shall have received certificates of Bahman Atefi, Stacy Mendler, Steve Trichka, C. Randall Crawford, Barry S. Watson and Gary Amstutz, each acting as officers of Seller, dated the Closing Date, certifying to the best of the knowledge and belief of each of such officer to the accuracy in all material respects of the Seller’s representations and warranties, and to the fulfillment of the Seller’s covenants and conditions precedent to the Seller’s obligations to consummate the purchase contemplated by this Agreement;

         Section 10.05. Seller shall not have received a notice or other document giving evidence that the Attorney General of the State of Illinois disapproves, challenges or reserves its rights with respect to the transactions contemplated under this Agreement.

         Section 10.06. Purchaser shall not be the subject of a petition for reorganization or liquidation under the Federal bankruptcy laws, or under state insolvency laws, nor shall an assignment for the benefit of creditors or any similar protective proceeding or act or event of bankruptcy have occurred;

         Section 10.07. The Lease Agreement Amendment shall have been executed by and between Purchaser and Seller;

         Section 10.08. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation the transactions contemplated by this Agreement and its Exhibits and which is in effect at the Closing Date;

         Section 10.09. Seller shall have received from its financial advisor a fairness opinion with respect to the sale of the Transferred Business;

         Section 10.10. Opinions of Baker & McKenzie, counsel to Purchaser, addressed to Seller opining that (i) as of the Closing, the Purchaser has only one class of capital stock outstanding and meets all other requirements for making an election under Section 2553 of the Code to elect to be taxed as an S corporation, (ii) the Purchaser will not be subject to excise taxes or penalties under the Economic Growth and Tax Relief Reconciliation Act of 2001, and (iii) certain other matters;

         Section 10.11. The Linking Agreement shall have been executed by and between Purchaser and Seller;

         Section 10.12. The Registration Rights Agreement shall have executed by and between Purchaser and Seller;

         Section 10.13. The parties to each of the employment agreements listed on Schedule 5.13(a) above have executed written documents terminating such employment agreements; and

         Section 10.14. Purchaser shall have received a written acknowledgment and waiver from Bahman Atefi, Stacy Mendler, Steve Trichka, C. Randall Crawford and Barry S. Watson by which he or she acknowledges that the transactions contemplated by this Agreement do not entitle him or her to any Value Added Payment of each respective employee’s employment agreement with Seller and waives any right to assert any such claim, provided that each of these employees has been granted new incentive payment under an amended employment agreement replacing such Value Added Payment.

ARTICLE XI

CLOSING

         The actual transfer of title to and possession of the goodwill, assets, properties and rights to be acquired under this Agreement (the “Closing”) shall take place on the “Closing Date”, which shall be within five business days following the last to occur of the conditions set forth in Articles IX and X. The Closing shall take place at the offices of Baker & McKenzie in Chicago. The Closing Date may be set at such other date or at such other place as shall be fixed by written agreement of the parties hereto.

ARTICLE XII

OBLIGATIONS AT THE CLOSING

         Section 12.01; Seller’s Obligations. At the Closing Date Seller shall

         12.01.1    duly execute and deliver to Purchaser a Bill of Sale;

         12.01.2    duly execute and deliver to Purchaser an assignment of Seller’s Contracts;

         12.01.3    duly execute and deliver to Purchaser a patent, copyright and trademark assignment;

         12.01.4    duly execute and deliver to Purchaser assignments of all permits, licenses and other consents or authorizations and all other necessary endorsements, assignments and other good and sufficient instruments of transfer, in form and substance sufficient to effectively vest in Purchaser full right, title and interest in and to the goodwill, assets, properties and rights to be transferred hereunder, free and clear of all liens, encumbrances, and adverse charges or claims by third parties. All such instruments of assignment and transfer shall contain a warranty of unencumbered title by Seller and shall provide for full subrogation to the rights of Seller under warranties of title made by others.

         12.01.5    deliver to Purchaser a certificate signed by an officer of Seller, to the effect that the representations and warranties made by Seller hereunder are true and correct as of the Closing Date (or, if any such representation or warranty is untrue or incorrect, specifying the respect in which it is untrue or incorrect), and that Seller has fulfilled its covenants hereunder as of the Closing Date (or, if any such covenant is unfulfilled, specifying the respect in which it is unfulfilled), and that Seller has fulfilled the conditions precedent to Purchaser’s obligations to consummate the purchase contemplated by this Agreement (or, if any such condition is unfulfilled, specifying the respect in which it is unfulfilled);

         12.01.6    deliver to Purchaser a copy of the resolution adopted by Seller’s members, certified by its Secretary, authorizing the execution and delivery of this Agreement and the Seller Agreements and the performance of its obligations hereunder and thereunder;

         12.01.7    deliver to Purchaser the Lease Agreement Amendment duly executed by Seller for the lease of the Chemistry Building; and

         12.01.8    deliver to Purchaser the Guarantee referred to in Section 9.04 duly executed by an officer of IIT.

         Section 12.02; Purchaser’s Obligations. At the Closing Date Purchaser shall

         12.02.1    deliver to Seller $ 56,000,000 in immediately available funds by wire transfer to an account designated in writing by Seller at least two business days before Closing,

         12.02.2    duly execute and deliver to Seller the Mezzanine Investment Note,

         12.02.3    duly execute and deliver to Seller the Mezzanine Warrant,

         12.02.4    duly execute and deliver to Seller the Seller Investment Note;

         12.02.5    duly execute and deliver to Seller the Seller Note Warrant.

         12.02.6    deliver to Seller a certificate signed by an officer of Purchaser, to the effect that the representations and warranties made by Purchaser hereunder are true and correct as of the Closing Date (or, if any such representation or warranty is untrue or incorrect, specifying the respect in which it is untrue or incorrect), and that Purchaser has fulfilled its covenants hereunder as of the Closing Date (or, if any such covenant is unfulfilled, specifying the respect in which it is unfulfilled), and that Purchaser has fulfilled the conditions precedent to Seller’s obligations to consummate the purchase contemplated by this Agreement (or, if any such condition is unfulfilled, specifying the respect in which it is unfulfilled);

         12.02.7    deliver to Seller a copy of resolutions adopted by the Board of Directors of Purchaser certified by its Secretary authorizing the execution and delivery of this Agreement and the Purchaser Agreements and the performance by Purchaser of its obligations hereunder and thereunder;

         12.02.8    deliver to Seller the Lease Agreement Amendment executed by Purchaser for the lease of the Chemistry Building; and

         12.02.9    deliver to Seller a copy of the Stock Purchase Agreement between Purchaser and the ESOP.

ARTICLE XIII

EXPENSES WITH RESPECT TO TRANSACTION

         Purchaser agrees that it will pay all costs and expenses incurred by it in connection with this transaction, including the fees and expenses of its attorneys, accountants and financial advisers. Purchaser further agrees that it will pay all out-of-pocket costs and expenses incurred by Seller in connection with this transaction not exceeding $2,000,000 (Two Million Dollars) in the aggregate, including the fees and expenses of its attorneys, accountants and financial advisers (excluding any brokers and finders other than Houlihan Lokey Howard & Zukin).

ARTICLE XIV

INDEMNIFICATION

         Section 14.01; Mutual Indemnification.

         14.01.1    From and after the Closing Date, Seller hereby indemnifies Purchaser and its Affiliates against, and agrees to hold Purchaser and its Affiliates harmless from, all Losses (as hereinafter defined) resulting from (i) a breach by Seller of any representation, warranty, covenant or agreement under this Agreement, and/or (ii) any Retained Liabilities.

         14.01.2    From and after the Closing, Purchaser hereby indemnifies Seller and its Affiliates against, and agrees to hold Seller and its Affiliates harmless from, all Losses resulting from (i) a breach by Purchaser of any representation, warranty, covenant or agreement under this Agreement, and/or (ii) any Assumed Liabilities.

         14.01.3    As used in this Article XIV, the term “Indemnifying Party” shall mean the person or persons against whom a party (the “Indemnified Party”) makes a claim for indemnification hereunder. The Indemnified Party shall give written notice to the Indemnifying Party of any claim or event known to it which does or may give rise to a claim by the Indemnified Party against the Indemnifying Party based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known. Such notice shall be given in accordance with Article XIV hereof. The giving of such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder. Such notice shall be given reasonably promptly, but the fact that the Indemnified Party failed to give notice with reasonable promptness shall not defeat a claim made pursuant hereto except to the extent that the Indemnifying Party can establish that it has been injured by such delay.

         14.01.4    In the event of any claim, action, suit or proceeding made or brought by third parties against the Indemnified Party, the Indemnified Party shall give written notice of such claim, action, suit or proceeding as described in (c) above, with a copy of the claim, process and all legal pleadings with respect thereto. After notification, the Indemnifying Party shall participate in, and jointly with any other Indemnifying Party similarly notified, assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party at the time of such assumption. The Indemnifying Party shall have the right to settle or compromise any such claim, action, suit or proceeding. The Indemnified Party shall not be entitled to settle or compromise any such claim, action, suit or proceeding without the Indemnifying Party’s prior written consent, such consent not to be unreasonably withheld. The Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, when and as incurred, unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party, or (ii) the Indemnifying Party shall not in fact have employed counsel to assume the defense of such action reasonably satisfactory to the Indemnified Party at the time of the Indemnifying Party’s assumption of the defense, or (iii) the Indemnified Party has been advised by its counsel that there is or could reasonably be expected to be a conflict of interest by reason of having common counsel in any such proceeding. If clause (ii) of the preceding sentence shall be applicable, then counsel for the Indemnified Party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the Indemnified Party. The Indemnified Party and the Indemnifying Party, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

         14.01.5    As used in this Agreement, “Losses” means any and all claims, demands, costs, losses, damages and liabilities. The term “Losses” includes reasonable attorneys’ fees and costs incurred in the investigation and defense of a claim, demand, cost, loss or liability, provided however that the term “Losses” does not include remuneration to the Indemnified Party’s employees for time spent investigating or litigating any claim or demand.

         Section 14.02; Certain Limitations. The liability of Seller or Purchaser, as applicable, for claims under this Agreement (except for any claims for adjustments of the Purchase Price pursuant to Section 4.02 above) shall be limited by the following:

         14.02.1    After the date that is the 18-month anniversary of the Closing Date, no Party shall have any further obligations under this Article XIV with regard to a breach of representations and warranties contained in this Agreement, except for (i) Losses with respect to which the Indemnified Party has given the Indemnifying Party written notice prior to such date and (ii) Losses with respect to breaches of the representations and warranties in Sections 5.01, 5.02, 5.03, 5.12, 5.14, 5.18(a), 5.20, 6.01, 6.02 and 6.03 above which shall survive until the end of the appropriate statute of limitations period.

         14.02.2    No claim for indemnification shall be asserted by an Indemnified Party under this Article XIV with regard to a breach of representations and warranties contained in this Agreement, until the aggregate amount of all Losses of that Party relating to such breaches exceeds $750,000 (Seven Hundred and Fifty-Thousand Dollars), and then only to the extent that such Losses exceed $750,000, provided that, with respect to those representations and warranties which contain any materiality, Material Adverse Effect, knowledge or other qualifying language, Losses shall include not only the amounts exceeding the materiality, Material Adverse Effect, knowledge or other qualifying language but all amounts incurred without giving effect to the materiality, Material Adverse Effect, knowledge or other qualifying language.

         14.02.3    The aggregate amount of any Party’s Losses actually indemnified by the other Party under this Article XIV for a breach of representations and warranties contained in this Agreement, except for a breach of Sections 5.01, 5.02, 5.03, 5.18, 5.20, 6.01, 6.02 and 6.03 above, shall not exceed an amount of $25,000,000 (Twenty-Five Million Dollars).

         Section 14.03; Reduction of Liability. The calculation of any Losses shall take into account any insurance, warranty, litigation or settlement proceeds recoverable by and paid to the Indemnified Party (net of any costs and expenses, and net of any insurance premium increases resulting from such Losses or claims relating to such Losses) from any third party relating to the liability that gave rise to the indemnity.

         Section 14.04; Set-Off Rights. Purchaser shall be entitled to recover any indemnification payments due hereunder by setting off any such amount against Purchaser’s obligations to the Seller, IIT or any of their Affiliates under the cash adjustment of the Purchase Price pursuant to Section 4.02 above, if any, and the Seller Investment Note, provided that (i) any amount owed under the cash adjustment of the Purchase Price pursuant to Section 4.02 above, if any, and the Seller Investment Note, that Purchaser seeks to offset shall be deposited by Purchaser into an interest bearing escrow account to be released, together with interest thereon, upon agreement of the Parties or in the absence of such agreement upon final determination of the amount, if any, of indemnification owed by Seller to Purchaser by a court from which no appeal may be taken and (ii) Purchaser may not set off any such amount against Purchaser’s obligations against the Seller Investment Note to any subsequent holder (other than Seller, IIT or any of their Affiliates) under the Seller Investment Note. Any set-off pursuant to this Section 14.04 against the principal amount of the Seller Investment Note shall be $2.723 of the principal amount of the Seller Investment Note for any $1.0 of any Loss.

ARTICLE XV

NOTICES

         Section 15.01. All notices required to be given under the terms of this Agreement or which any of the parties may desire to give hereunder shall be in writing and delivered personally or sent by express delivery, or by facsimile, or by registered or certified mail, with proof of receipt, postage and expenses prepaid, return receipt requested, addressed as follows:

         (a)    As to Purchaser, addressed to:

Beagle Holdings, Inc., 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102, facsimile (703) 714-6508, Attention: Steve Trichka, Esq.;

with a copy thereof addressed to

(i) Baker & McKenzie, 815 Connecticut Avenue, N.W., Suite 900, Washington, D.C. 20006, facsimile (202) 452-7074, Attention: Marc R. Paul, Esq.,

(ii) State Street Bank and Trust Company, Two International Place, Boston, MA 02110, facsimile (617) 664-2376, Attention: Kelly Driscoll, and

(iii) Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, N.Y. 10019, facsimile (212) 757-3990, Attention: James Schwab, Esq.;

or to such other address or addresses and to the attention of such other person or persons as Purchaser may from time to time designate in writing to Seller;

         (b)    As to Seller, addressed to:

IIT Research Institute, 10 W. 33rd Street, Room 224, Chicago, IL 60616, facsimile (312) 567-3004, Attention: Lewis Collens, Chair of the Board of Governors;

with a copy thereof addressed to

Illinois Institute of Technology, 10 W. 33rd Street, Room 224, Chicago, IL 60616, facsimile (312) 567-3004, Attention: Mary Anne Smith, Esq.

McDermott, Will & Emery, 600 13th Street N.W., Washington, D.C. 2005, facsimile (202) 756-8087, Attention: Marsha Matthews, Esq.;

or to such other address or addresses and to the attention of such other person or persons as Seller may from time to time designate in writing to Purchaser.

         Section 15.02. Any notice given in accordance with this Article XV shall be deemed to have been given when delivered personally, or when received if sent via overnight delivery, facsimile, or registered or certified mail, return receipt requested.

ARTICLE XVI

TERMINATION BY THE PARTIES

         Section 16.01; Events of Termination. This Agreement may be terminated at any time prior to the Closing:

         (a)    by mutual written agreement of the Seller and the Purchaser;

         (b)    by any Party by written notice to the other Party if the Parties have not agreed on the definitive form and wording of the Closing Documents and of the Schedules hereto within 60 days after the date hereof;

         (c)    by Seller by written notice to the Purchaser within 60 days after Seller’s receipt of a Phase II environmental report on the environmental situation of KOP, if Seller receives within that 60-day period a written report from a qualified environmental expert opining, on the basis of such Phase II environmental report, that the liability of Seller with respect to the environmental situation of KOP will exceed $ 2,000,000;

         (d)    by (i) the Purchaser by written notice to the Seller, if any of the conditions set forth in Article IX shall not have been satisfied, or (ii) the Seller by written notice to the Purchaser, if any of the conditions set forth in Article X shall not have been satisfied, and, in either case, such non-satisfaction shall not have been waived in writing or cured (or by its nature cannot be cured) on or before November 30, 2002, unless extended by written agreement of the Parties; provided, however, if such non-satisfaction can be cured or eliminated, this Agreement shall not be terminated pursuant to this Section 16.01(d) unless and until

             (A) the Party who is entitled to give notice of termination pursuant to this Section 16.01(d) has given the other Party written notice of such non-satisfaction, specifying the nature of same and the action required to cure such non-satisfaction; and

             (B) the Party receiving such notice shall not have cured such non-satisfaction within 30 days after such notice is given; or

         (e) by either the Purchaser or the Seller by written notice to the other Party if the Closing shall not have been consummated within six months after the date hereof, unless extended by written agreement of the Parties hereto.

         16.02; Effect of Termination; Expenses. In the event that this Agreement shall be terminated pursuant to Section 16.01, all further obligations of the Parties with respect to this Agreement (other than the obligations in Article XIII and in this Section 16.02 and Section 16.03) shall terminate without further obligation of either Party. In the event of termination, Article XIII shall survive and all out-of-pocket costs and expenses incurred by or on behalf of the Purchaser and Seller shall be paid by Purchaser subject to the limitations set forth in Article XIII.

         16.03; Failure to Perform; Remedies. In the event that the Closing is not consummated within six months after the date hereof, by virtue of a default made by a Party in the observance or in the due and timely performance of any of its covenants or agreements herein contained, the Party who has performed and satisfied its conditions precedent shall have such rights and remedies afforded it at law or in equity by reason of the other Party’s default or nonperformance.

ARTICLE XVII

UNILATERAL RIGHT TO WAIVE FAILURES OF OTHER PARTIES

         Section 17.01. Any Party may:

             (a)    Waive in writing any inaccuracies in the representations and warranties made to it contained in this Agreement or any Exhibit or Schedule hereto or any certificate or certificates delivered by any other Party to this Agreement;

             (b)    Waive in writing the failure in performance of any of the conditions herein expressed for its benefit; and

             (c)    Waive in writing compliance with any of the covenants herein contained by any other Party.

         Section 17.02. No such waiver or extension shall be valid unless in writing and signed by the Party granting the waiver or extension, and no such waiver or extension shall be construed to excuse or mitigate any subsequent breach or violation of this Agreement not specifically covered by such waiver.

ARTICLE XVIII

GENERAL PROVISIONS

         Section 18.01; Effectiveness and Assignability. This Agreement shall become effective when executed and delivered by Purchaser and Seller and shall be binding in all respects upon the respective successors and permitted assigns of the parties hereto; provided, however, that no Party may assign this Agreement in whole or in part without first obtaining the written consent of the other Parties, except that Purchaser may assign its rights under this Agreement to an Affiliate so long as Purchaser remains responsible for its performance.

         Section 18.02; Completeness. This Agreement and the Schedules and Exhibits hereto and further Closing documents represent the entire contract between the parties with respect to the subject matter hereof, may not be amended except by a writing signed by all the Parties hereto, and supersede all offers, proposals, statements, representations and agreements with respect to the subject matter hereof, including but not limited to the certain letter of intent, dated December 13, 2001, between Seller, IIT and Purchaser, which is hereby terminated and of no further force or effect. The Exhibits and Schedules hereto and further Closing documents are incorporated herein by reference, and shall be deemed to be included in any reference to this Agreement.

         Section 18.03; Captions. The captions to the Sections contained in this Agreement are for reference only, do not form a substantive part of this Agreement and shall not restrict nor enlarge any substantive provision of this Agreement.

         Section 18.04; Applicable Law. This Agreement and all other documents given in connection herewith, shall (except as specified in such other documents) be construed in accordance with the laws of the State of Illinois, without regard to the principles of conflicts of laws.

         Section 18.05; Arbitration. Any dispute arising out of or relating to this Agreement or any transaction contemplated therein, which has not been resolved by mutual agreement of the Parties after a sixty (60) day negotiation period in which the Parties try to resolve the claim, shall be referred to and finally resolved by arbitration. Such arbitration shall be conducted in Chicago in accordance with the Commercial Rules of the American Arbitration Association Rules then in effect, as modified or supplemented herein, which are incorporated by reference into this Section. The tribunal will consist of three arbitrators each of whom shall have been admitted to the practice of law in any of the United States or the District of Columbia and who shall decide by majority vote. One arbitrator shall be designated by Seller and IIT jointly, one arbitrator shall be designated by Purchaser and the third one shall be designated by the other two designees. The arbitrators shall base their decision on the facts as presented into evidence and shall prepare a written memorandum of decision setting forth the findings of fact and conclusions of law. The decision of the arbitrators shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction. All costs of the arbitration shall be borne by the Party or Parties determined to be the losing Party or Parties by the arbitration panel.

         Section 18.06; Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original but all of which shall constitute but one and the same Agreement by and among the Parties.

         Section 18.07; Third Party Beneficiary. This Agreement is intended to inure to the benefit of Purchaser, Seller and the ESOP (which is a named third party beneficiary of Purchaser’s rights under this Agreement only and no other party shall have any rights, express or implied, by reason of this Agreement, except for indemnification rights contemplated for Affiliates of the Parties under Article XIV.

         Section 18.08; Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Furthermore, upon the request of any Party hereto, the Parties shall add, in lieu of such invalid or unenforceable provisions, provisions as similar in terms to such invalid or unenforceable provisions as may be possible and legal, valid and enforceable.

         Section 18.09; Construction. Any reference in this Agreement to an “Article,” “Section”, “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. All words used in this

Agreement should be construed to be of such gender or number as the circumstances require. The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date.

[signatures on next page]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

ATTEST:	BEAGLE HOLDINGS, INC.

/s/ Stacy Mendler	By: /s/ Bahman Atefi

Name: Bahman Atefi

Title: Chief Executive Officer

ATTEST:	IIT RESEARCH INSTITUTE

/s/ Stacy Mendler	By: /s/ Lewis Collens

Name: Lewis Collens

Title: Chairman

EXHIBITS

Location	Short Title

4.01-A	Term Sheet Mezzanine Investment Note
4.01-B	Term Sheet Mezzanine Warrant
4.01-C	Term Sheet Seller Investment Note
4.01-D	Term Sheet Seller Note Warrant
7.04(d)	Term Sheet Registration Rights Agreement

SCHEDULES

Location	Short Title

1.01	List of Real Property
1.02	List of Tangible Personal Property (except Inventories)
1.05	List of Seller’s Contracts
1.07	List of Seller’s Intellectual Property Rights
1.08	List of Insurance Policies
1.10	List of Prepaid Expenses
1.11	List of Interests in Other Companies
3.01(a)	List of Property and Assets of Life Science Operation
3.01(b)-1	Description of Chemistry Building
3.01(b)-2	Description of INFAC Building
3.01(b)-3	Description of KOP
3.01(b)-4	Description of Life Science Building
5.03	Comments on Seller’s and IIT’s Conflicts and Change of Control
5.04	List of Seller’s and IIT’s Governmental Filings or Approvals
5.08	Comments on Litigation
5.09	Comments on Material Adverse Effects since September 30, 2001
5.10	Comments on Undisclosed Liabilities
5.11	Payments to Directors and Employees
5.12-A	List of Seller’s Plans

5.12-B	Comments on Liabilities and Penalties under ERISA
5.13	List of Major Contracts
5.14	Comments on Taxes
5.15	List of Interests of Seller’s Officers
5.16	Comments on Seller’s Intellectual Property Rights
5.18	List of Liens
5.19	List of Governmental Licenses and Authorizations
5.20	Comments on Environmental Matters
5.25	List of ten largest sponsors and ten largest suppliers
6.03	Comments on Purchaser’s Conflicts and Change of Control
6.04	List of Purchaser’s Governmental Filings or Approvals
7.09	List of Assets Transferred in Connection with Flexible Option Plan and Deferred Compensation Plan